Exhibit 99.1

Titan Pharmaceuticals Announces $1 Million Private Placement of Convertible Preferred Stock

NEW YORK, April 11, 2025 (GLOBE NEWSWIRE) – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) announced today that, pursuant to a securities purchase agreement (the “Purchase Agreement”) with Blue Harbour Asset Management L.L.C-FZ (“Blue Harbour”), it has completed a private placement of the Company’s newly designated Series B Convertible Preferred Stock (the “Preferred Stock”). Pursuant to the Purchase Agreement, Blue Harbour purchased 100,000 shares of Preferred Stock for an aggregate purchase price of $1,000,000. The shares have a conversion price of $3.00.

The Certificate of Designations authorizing the Preferred Stock contains a beneficial ownership conversion “blocker” that prevents Blue Harbour from acquiring the lower of either (i) the maximum percentage of common stock permissible under Nasdaq rules and regulations without first obtaining shareholder approval or (ii) 19.99% of the Company’s outstanding common stock.

The shares being sold in this transaction do not involve a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Regulation S thereunder. Titan and Blue Harbour have concurrently entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which Titan has agreed to provide certain registration rights upon the occurrence of certain events set forth in the Registration Rights Agreement. Additional information regarding the agreement can be found in an 8-K that was filed with the SEC: https://ir.titanpharm.com/all-sec-filings.

ARC Group Ltd. served as sole financial advisor to Titan in the private placement.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our ability to raise capital, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law. A complete discussion of the risks and uncertainties that may affect Titan’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Media & Investor Contacts:

Chay Weei Jye

Chief Executive Officer

(786) 769-7512